FORM N-SAR


Registrant Name:           Phoenix-Zweig Trust

File Number:               811-8114

Registrant CIK Number:     0000754363


Response pursuant to Item 77C:

A Special Meeting of Shareholders of Zweig Series Trust (currently known as Phoenix-Zweig Trust) was held on February 25, 1999 to approve a new investment management agreement with Zweig/Glaser Advisers, to approve a new sub-advisory servicing agreement with Zweig Consulting LLC, to elect Trustees, and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year.

The results of the voting on the four proposals were as follows:

                                                   VOTES


Proposal                             For           Against      Abstained

New Investment Management Agreement
     Zweig Appreciation Fund         328,030,553    8,436,562    7,101,408
     Zweig Foreign Equity Fund         6,599,045       23,891       18,439
     Zweig Government Cash Fund       59,670,733      156,093   15,017,679
     Zweig Government Fund            32,296,774      918,392      570,260
     Zweig Growth & Income Fund       27,859,928      218,728    1,342,041
     Zweig Managed Assets            435,997,742    8,505,995   11,688,369
     Zweig Strategy Fund             680,032,500   16,426,655   17,298,525

New Sub-Advisory Servicing Agreement
     Zweig Appreciation Fund         327,525,803    8,503,006    7,539,730
     Zweig Foreign Equity Fund         6,593,572       26,984       20,819
     Zweig Government Cash Fund       59,756,688       86,069   15,001,747
     Zweig Government Fund            31,868,622    1,265,791      650,993
     Zweig Growth & Income Fund       28,038,079      210,075    1,172,570
     Zweig Managed Assets            434,192,922    9,287,478   12,712,210
     Zweig Strategy Fund             676,695,629   18,367,832   18,693,869

Election of Trustees
     James Balog                   1,615,744,392            0   42,466,223
     Claire B. Benenson            1,615,209,244            0   43,001,371
     S. Leland Dill                1,616,242,822            0   41,967,793
     Eugene J. Glaser              1,616,541,511            0   41,669,104
     Donald B. Romans              1,616,848,869            0   41,361,746

Ratify the Selection of Independent
     Accountants                   1,618,921,797   11,997,003   27,291,448